SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D



                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                           ESSEX PROPERTY TRUST, INC.
                                (Name of Issuer)

               Shares of Common Stock, par value $.0001 per Share
                         (Title of Class of Securities)

                                    29717810
                                 (CUSIP Number)

                                 Patrick K. Fox
                     Westbrook Real Estate Partners, L.L.C.
                              13155 Noel Road-LB54
                                   Suite 2300
                               Dallas, Texas 75240
                                 (972) 934-0100

                                 with a copy to:

                              Allen Curtis Greer II
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6660
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 20, 1997

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29717810.

                                  SCHEDULE 13D

-------------------------------                            ---------------------

CUSIP No. 29717810                                         Page 2 of 21 Pages
-------------------------------                            ---------------------



------ -------------------------------------------------------------------------
11     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WESTBROOK REAL ESTATE PARTNERS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         OO
-------- -----------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                    ---------------------------------

CUSIP No. 29717810                             Page 10 of 21 Pages
---------------------------                    ---------------------------------


------ -------------------------------------------------------------------------
11     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WESTBROOK REAL ESTATE PARTNERS MANAGEMENT I, L.L.C. -- I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         OO
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WESTBROOK REAL ESTATE FUND I, LP. --I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         PN
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP I, LP. -- I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         PN
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory H. Hartman--I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey M. Kaplan--I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Paul D. Kazilionis --I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jonathan H. Paul--I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       William H. Walton III --I.R.S. IDENTIFICATION NO. ____
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)(b)
------
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      SOURCE OF FUNDS (See Instructions)

       WC
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ -------------------------------------------------------------------------
--------------------- -------- -------------------------------------------------
                      7        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
       SHARES         8        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,394,415
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        EACH          9        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- -------------------------------------------------
                      -------- -------------------------------------------------
        WITH          10       SHARED DISPOSITIVE POWER

                               1,394,415
--------------------- -------- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,415
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.2%
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             Page 11 of 21 Pages
--------------------------------------------------------------------------------


     This Amendment No. 1 to Schedule 13D (this  "Schedule  13D") relates to the
Schedule 13D (the "Original Schedule 13D") filed with the Commission on behalf of the Reporting Persons. The date of the event which required filing of the Original Schedule 13D was September 20, 1997. Items 1, 2, 3, 4, 6 and 7 and all Exhibits of the Original Schedule 13D are not amended by this Schedule 13D and are hereby incorporated herein by reference. The Power of Attorney attached to the Original Schedule 13D is hereby incorporated herein by reference. Capitalized terms used herein without definition are used as defined in the Original Schedule 13D.

Item 5.  Interest in Securities of the Issuer.

     (a) WREF I is the record owner of 1,435,306 shares of Series 1996A Stock. As of the date of this filing, 1,076,479 shares of WREF I's Series 1996A Stock are presently convertible into 1,250,883 shares of Common Stock of the Issuer (the "WREF Conversion Shares"). The calculation of the number of WREF I Conversion Shares was determined in accordance with Section 5 of the Articles Supplementary.

     WRECIP I is the record owner of 164,694 shares of Series 1996A Stock. As of the date of this filing, 123,520 shares of WRECIP I's Series 1996A Stock are presently convertible into 143,532 shares of Common Stock of the Issuer (the "WRECIP I Conversion Shares"). The calculation of the number of WRECIP I
Conversion Shares was determined in accordance with Section 5 of the Articles Supplementary.

     Because of their relationship as affiliated entities, both WREF I and WRECIP I may be deemed to own beneficially both the WREF I Conversion Shares and the WRECIP I Conversion Shares. As the sole general partner of WREF I and WRECIP I, WREM I may be deemed to own beneficially the WREF I Conversion Shares and the WRECIP I Conversion Shares. As the sole managing member of WREM I, WREP may be deemed to own beneficially the WREF I Conversion Shares and the WRECIP I Conversion Shares. As the managing members of WREP, Hartman, Kaplan, Kazilionis, Paul and Walton may be deemed to own beneficially the WREF I Conversion Shares and the WRECIP I Conversion Shares.

     WREF I disclaims beneficial ownership of the WRECIP I Conversion Shares. WRECIP I disclaims beneficial ownership of the WREF I Conversion Shares. WREM I, WREP, Hartman, Kaplan, Kazilionis, Paul and Walton each disclaims beneficial ownership of the WREF I Conversion Shares and the WRECIP I Conversion Shares.

     Each of the Reporting Persons may be deemed to own beneficially 9.2% of the Issuer's Common Stock, which percentage is calculated based upon (i) 15,109,508 shares of Common Stock reported outstanding by the Issuer as of October 31, 1997, and (ii) that number of shares of Common Stock (1,394,415) issuable upon the conversion of the WREF I Series 1996 A Stock and the WRECIP I Series 1996A Stock.

     (b) Number of Shares as to which each such person has

          (i) Sole power to vote or direct the vote: 0 shares for each Reporting Person;

          (ii) Shared power to vote or direct the vote: 1,394,415 shares for each Reporting Person;

          (iii) Sole power to dispose or to direct the disposition: 0 shares for each Reporting Person;

          (iv)      Shared  power  to  dispose  or to  direct  the  disposition:
                    1,394,415 shares for each Reporting Person.

     (c) On December 20, 1997, an additional 400,000 shares of Series 1996A Stock became convertible into 464,805 shares of Common Stock, thereby making the Reporting Persons the beneficial owners of an aggregate of 1,394,415 shares of Common Stock of the Issuer. Except as set forth above, the Reporting Persons have not effected any transactions in Common Stock directly or indirectly during the 60 days prior to December 20, 1997 or during the 60 days prior to the date of this Schedule 13D.

     (d) No one other than the Reporting Persons has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the 1,600,000 shares of Series 1996A Stock or any other securities of the Issuer acquired by the Reporting Persons as described in Item 3.

     (e) Not applicable.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998

                                          WESTBROOK REAL ESTATE PARTNERS, L.L.C.



                                          By:/s/ Patrick K. Fox
                                             -----------------------------------
                                             Name: Patrick K. Fox
                                             Title: Attorney-in-Fact

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998

                                          WESTBROOK REAL ESTATE PARTNERS
                                             MANAGEMENT I, L.L.C.



                                          By:/s/ Patrick K. Fox
                                             -----------------------------------
                                             Name: Patrick K. Fox
                                             Title: Attorney-in-Fact

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998

                                          WESTBROOK REAL ESTATE FUND I, L.P.



                                          By:/s/ Patrick K. Fox
                                             -----------------------------------
                                             Name: Patrick K. Fox
                                             Title: Attorney-in-Fact

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998

                                          WESTBROOK REAL ESTATE CO-INVESTMENT
                                            PARTNERSHIP I, L.P.



                                          By:/s/ Patrick K. Fox
                                             -----------------------------------
                                             Name: Patrick K. Fox
                                             Title: Attorney-in-Fact

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998





                                                  /s/ Gregory H. Hartman
                                                  ------------------------------
                                                  Gregory H. Hartman

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998





                                                  /s/ Jeffrey M. Kaplan
                                                  ------------------------------
                                                  Jeffrey M. Kaplan

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998





                                                  /s/ Paul D. Kazilionis
                                                  ------------------------------
                                                  Paul D. Kazilionis

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998





                                                  /s/ Jonathan H. Paul
                                                  ------------------------------
                                                  Jonathan H. Paul

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 22, 1998





                                                  /s/ William H. Walton III
                                                  ------------------------------
                                                  William H. Walton III